AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPIRE INC.

(Exact name of registrant as specified in its charter)

Missouri	74-2976504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

MARK C. DARRELL	ELLEN L. THEROFF
Senior Vice President, Chief Legal and Compliance Officer	Vice President, Corporate Secretary

700 Market Street
St. Louis, MO 63101

314-342-0500

(Names, address, including zip code, and telephone number, including area code, of agents for service and address, including zip code, and telephone number of registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	250,000	$72.27(2)	$12,647,250(2)	$1,641.61(3)
(1)

This number represents the maximum number of shares of common stock that may be offered under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of adjustments as a result of increases in the number of issued shares of common stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the New York Stock Exchange on June 4, 2020 (within 5 business days prior to filing this registration statement).

(3)

Pursuant to Rule 415(a)(6) of the Securities Act, this registration statement carries over 75,000 unsold shares of common stock from a Registration Statement on Form S-3 (File No. 333-218738) filed with the Securities and Exchange Commission on June 14, 2017 (the “2017 Registration Statement”). The filing fee of $1,641.61 being paid herewith relates to the 175,000 newly registered shares of common stock. As a result, the offering of unsold securities registered under the 2017 Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

Spire Inc.

Dividend Reinvestment and Direct Stock Purchase Plan

250,000 Shares
Common Stock

This prospectus relates to 250,000 shares of the common stock, par value $1.00 per share (“common stock”), of Spire Inc. (“Spire,” the “Company,” “we,” “us,” and “our”) registered for sale under the Spire Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”). This Plan amends and restates our current Dividend Reinvestment and Stock Purchase Plan. Participants in the current Dividend Reinvestment and Stock Purchase Plan will automatically continue to participate in the Plan.

The Plan provides a convenient method for current and potential investors to purchase shares of our common stock. The Plan also provides holders of our common stock with a simple and convenient method of purchasing shares of our common stock through the reinvestment of their dividends. The Plan offers:

•Automatic reinvestment of some or all of your cash dividends, as directed.

•Initial purchase of common stock or purchase of additional shares of common stock.

•“Safekeeping” in book-entry form of your common stock at no cost.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $500.00 and not more than $150,000.00 per calendar year. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $50.00 and a maximum investment of $150,000.00 per year.

Shares purchased for participants through the Plan will be purchased in the open market by our plan administrator, Computershare Trust Company, N.A. (“Computershare” or “Plan Administrator”), or acquired directly from us as original issue shares. If the shares are purchased from us, the price per share will be the average of the high and low sales prices for the common stock on the relevant investment date as shown by The New York Stock Exchange (the “NYSE”) report of composite transactions. There are no per share purchase fees charged when shares are acquired directly from us through original issuance. (See Question 14). If shares are purchased through open market or privately negotiated transactions, the price per share will be the weighted average cost per share of all shares so purchased for the relevant investment date. In such cases, a per share purchase fee will be charged to participants for those transactions, which will be deducted from the amount invested. As of the date of this prospectus, the fee is $0.05 per share purchased, but the fee may change from time to time. (See Question 14).

Our common stock is traded on the NYSE under the symbol “SR.” The closing price of the common stock on June 4, 2020 on the NYSE was $72.28.

Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 4 of this prospectus.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 9, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC. Under this registration statement, we may offer up to a total of 250,000 shares of our common stock described in this prospectus pursuant to the Plan. This prospectus provides you with a general description of the Plan. We may also add, update or change the information contained in this prospectus by means of a supplement to this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest in our securities, you should carefully read the registration statement (including the exhibits) of which this prospectus forms a part, this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. The incorporated documents are described under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer to sale is not permitted. The information contained in this prospectus or the documents incorporated by reference in this prospectus are current only as of the date of this prospectus or the incorporated documents, as the case may be. Our business, financial condition, results of operations and prospects may have changed materially since that date.

WHERE YOU CAN FIND MORE INFORMATION

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the SEC office identified below.

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov or on our own website at http://www.spireenergy.com. Information contained on our website does not constitute part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus or any prospectus supplement relating to an offering of our securities and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934, as amended, from the time we file the initial registration statement until we sell all of the securities. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No.1-16681)	Period/Date Filed
Annual Report on Form 10-K	Fiscal Year ended September 30, 2019
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2019 and March 31, 2020
Current Reports on Form 8-K	Filed on October 17, 2019; November 15, 2019; November 20, 2019; December 9, 2019; January 31, 2020; and March 27, 2020
Description of our common stock and preferred stock purchase rights included in Registration Statement on Form 8-A	Filed on September 6, 2001

Any person to whom a copy of this prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for copies of documents should be directed to:

Spire Inc.

Attn: Investor Relations

700 Market Street, 6th Floor

St. Louis, Missouri 63101

(314) 342-0878

PLAN SUMMARY

Participation. The Plan has a direct purchase feature that enables persons not presently owning Spire common stock to apply for enrollment by submitting an enrollment form and a cash investment of at least $500.00 with a maximum of $150,000.00 per calendar year for the purchase of common stock. There is a $10.00 new account fee for non-shareholders. Shareholders with shares of common stock registered in their name may apply for enrollment in the Plan by submitting the appropriate enrollment form or by accessing the plan administrator’s website at www.computershare.com/investor. If shares of common stock are held in a brokerage account, investors may participate directly by registering some or all of these shares in the investor’s name with the Plan Administrator.

Administration. Computershare Trust Company, N.A. administers the Plan for us on behalf of participants in the Plan, and it will maintain your account. Computershare Trust Company, N.A., acting as administrator for the plan, is sometimes referred to in this prospectus as “Computershare” and as the “Plan Administrator.”

Certificates. Stock certificates can be deposited into an account as Plan shares if the account is enrolled in the Plan.

Company.	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0878

Direct Registration Shares. Direct registration enables an investor to be the registered owner of shares of common stock directly on the books of the Company without the need for physical certificates. Direct registration shares can be enrolled in the Plan. The Direct Registration System (“DRS”) is managed by The Depository Trust Clearing Corporation (“DTCC”) and enables its participants to move securities electronically between street-name ownership and the books of the Company.

Plan Account. When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of common stock you buy through the Plan. The shares in the account will be held in “book-entry” form. Therefore, instead of receiving stock certificates, you will receive statements of your account.

Dividends. You may choose to reinvest dividends on any or all shares held in your Plan account. If you have your dividends reinvested, the shares purchased will be added to your Plan account.

Additional Purchases. In addition to dividend reinvestment, you may make optional cash purchases (“optional cash purchases”) to purchase Spire common stock through the Plan. You may invest up to $150,000.00 per calendar year in minimum investments of $50.00 per transaction. You may also make automatic monthly purchases by means of electronic funds transfers from your bank. Please see question 20 for more information on optional cash purchases.

Source of Shares. The Plan Administrator may acquire shares for the Plan either directly from us, through the public securities markets or in privately negotiated transactions. We have the discretion to operate the Plan through any of these methods and we may change the method of operation of the Plan, from time to time, consistent with applicable securities laws. Please see question 22 for more information on the source of the shares used for the Plan.

THE COMPANY

Spire, with its principal office in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.7 million residential, commercial and industrial customers across Missouri, Alabama and Mississippi. We have two key business segments: Gas Utility and Gas Marketing. The Gas Utility segment consists of five natural gas utilities: Spire Missouri East (serving St. Louis and eastern Missouri), Spire Missouri West (serving Kansas City and western Missouri), Spire Alabama Inc. (serving central and northern Alabama, including Birmingham and Montgomery), Spire Gulf Inc. (serving southwestern Alabama, including Mobile) and Spire Mississippi Inc. (serving south-central Mississippi, including Hattiesburg). Spire’s subsidiary, Spire Missouri Inc., comprises the Spire Missouri East and Spire Missouri West utilities. Our natural gas-related businesses include the following entities: Spire Marketing Inc. (“Marketing”), Spire STL Pipeline LLC (“Pipeline”) and Spire Storage West LLC (“Storage”). Marketing provides natural gas marketing services across the United States. Pipeline operates a 65-mile FERC-regulated pipeline that delivers natural gas into eastern Missouri. Storage provides physical natural gas storage services and is strategically located near the Opal hub and interconnects with five interstate pipelines serving a wide range of natural gas markets throughout the Rockies and western United States. For more information about us and our business you should refer to the additional information described under the caption “Where You Can Find More Information.”

Our principal offices are located at 700 Market Street, St. Louis, Missouri, 63101 and our telephone number is 314-342-0500. Our Internet website is http://www.spireenergy.com. Information contained on the website shall not be incorporated into, or be a part of, this prospectus.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus before making an investment decision. You should also be aware that new risks may emerge in the future at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. See also “Description of the Plan—Background: 2. What are the Risks of the Plan?”

FORWARD-LOOKING STATEMENTS

Certain matters contained in or incorporated by reference in this prospectus, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “target,” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results or outcomes to differ materially from those contemplated in any forward-looking statement are:

•	Weather conditions and catastrophic events, particularly severe weather in the natural gas producing areas of the country;
•	Impacts related to the COVID-19 pandemic and uncertainties as to the continuing duration and severity of those impacts;
•

Volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments, and the impact on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•

Changes in gas supply and pipeline availability, including decisions by natural gas producers to reduce production or shut in producing natural gas wells, expiration of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing, as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	Acquisitions may not achieve their intended results;

•	Legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting:
•	allowed rates of return,
•	incentive regulation,
•	industry structure,
•	purchased gas adjustment provisions,
•	rate design structure and implementation,
•	capital structures established for rate-setting purposes,
•	regulatory assets,
•	non-regulated and affiliate transactions,
•	taxes,
•	franchise renewals,
•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety,
•	pension and other postretirement benefit liabilities and funding obligations, or
•	accounting standards;
•	The results of litigation;
•

The availability of, and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets;

•	Retention of, ability to attract, ability to collect from, and conservation efforts of, customers;
•	Our ability to comply with all covenants in our indentures and credit facilities any violations of which, if not cured in a timely manner, could trigger a default of our obligation;
•	Energy commodity market conditions;
•	Discovery of material weakness in internal controls;
•	The disruption, failure or malfunction of our operational and information technology systems, including due to cyberattacks; and
•

Employee workforce issues, including but not limited to labor disputes, the inability to attract and retain key talent, and future wage and employee benefit costs, including costs resulting from changes in discount rates and returns on benefit plan assets.

You are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus, any prospectus supplement, term sheet and the documents incorporated herein by reference. All forward-looking statements made or incorporated by reference in this prospectus and any prospectus supplement rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events, except as required by applicable law.

DESCRIPTION OF THE PLAN

The provisions of the Plan in effect on and after the date of this prospectus are presented in the following questions and answers. For additional information concerning the Plan, you may contact the Plan Administrator at 1-800-884-4225.

BACKGROUND

1.	What is the Plan?

The Plan offers a convenient method to initially invest in or increase ownership of our common stock by reinvesting cash dividends and/or making optional cash purchases.

Participation in the Plan is entirely voluntary, and we give no advice and make no recommendation regarding your decision to join the Plan or purchase or sell our common stock.

2.	What are the risks of the Plan?

In addition to the factors set forth under “Forward-looking Statements” above, the disadvantages or risks of the Plan include:

•	No interest is paid on funds pending investment. No interest is paid on dividends or funds held by the Plan Administrator pending reinvestment or investment.
•

Participants bear all risk of loss that may result from market fluctuations in the price of our common stock. We cannot guarantee that the price of our common stock will increase. The ability to purchase or sell shares is subject to the terms of the Plan; depending on the method of sale, participants cannot designate a specific price or date at which to purchase or sell shares. In addition, participants will not know the exact number of shares purchased until after the reinvestment or investment date. Participants may not be able to purchase or sell shares in the Plan in time to react to market conditions. Thus, participants bear the risk of loss that may result if the price of our common stock decreases.

•

Participants may not be able to sell Plan shares at one time or at a favorable price. The market price of our common stock varies. We cannot guarantee that there will be an active trading market for our common stock in the future. Participants may not be able to sell all of their Plan shares at any one time or at a favorable price, if at all. Thus, investors should participate in the Plan only if they are capable of making, and are seeking to make, a long-term investment in our common stock.

•

Uncertainty of future dividends. We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all. Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, as well as other factors that our Board of Directors may consider.

Participants are encouraged to review carefully other important factors and risks that are identified in our most recent annual report on Form 10-K and quarterly reports, as the case may be, which are incorporated by reference into this prospectus.

ADMINISTRATION

3.	Who administers the Plan?

Computershare Trust Company, N. A. is the Plan Administrator. You may contact Computershare by:

•Internet – www.computershare.com/investor

•Telephone – 1-800-884-4225

• Mail –	U. S. Standard Mail:	P. O. Box 505000 Louisville, KY 40233-5000
	Overnight/Express Delivery:	462 South 4th Street, Suite 1600 Louisville, KY 40202

If Computershare ceases to serve as Plan Administrator, we will designate a successor.

4.	What actions does the Plan Administrator perform?

The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash purchases, processing share sale requests, depositing and safekeeping shares held by the Plan, processing requests for certificates and issuing account statements.

The Plan Administrator is also responsible for purchasing and selling shares for participants’ Plan accounts, including the selection of the broker/dealer through which Plan purchases and sales are made if such shares are purchased in the open market. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker/dealer used by the Plan Administrator to effect open market transactions.

5.	What is the responsibility of the Company, the Plan Administrator and agents under the Plan?

In administering the Plan, neither we, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of the Plan participants is or will be liable for any good faith act or omission to act, including, but not limited to, any claim of liability: (i) arising out of the failure to terminate your account upon your death prior to the receipt of written notice of such death; (ii) with respect to the times and prices at which shares are purchased or sold; or (iii) as to the value of the shares acquired for participants.

The Plan is entirely voluntary. We and the Plan Administrator provide no advice and make no recommendation with respect to a participant’s purchases and sales of our common stock. We and the Plan Administrator cannot assure a profit or protect against a loss on common stock purchased under the Plan.

6.	Can a successor to Computershare as the Plan Administrator be named?

We may from time to time designate a bank, broker or trust company as a successor to Computershare to serve as the Plan Administrator under the Plan.

7.	May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time, including changing the fees, charges and commissions that are applicable for transactions under the Plan. Any termination or modification of the Plan will not affect your rights as a shareholder, and termination of the Plan will have the same effect as if you had completely withdrawn from participation in the Plan.

PARTICIPATION

8.	Who is eligible to participate in the Plan?

Any person or legal entity residing in the United States, whether or not a shareholder of record, is eligible to participate in the Plan. However, this prospectus does not serve as an offer to sell securities and is not soliciting to buy securities in any state where the offer or sale is not permitted. If you currently own shares of our common stock that are held on your behalf by a bank, broker, or other nominee, you will need to instruct your bank, broker or other nominee to transfer at least one share of our common stock to your name through the Direct Registration System (“DRS”) to an account registered in your name or to cause a stock certificate to be issued in your name.

If you reside outside of the United States, its territories and possessions, you should first determine whether you are subject to any governmental regulations prohibiting your participation. We reserve the right to terminate participation of any shareholder if it is deemed advisable under any foreign laws or regulations.

The Plan is intended for the benefit of our shareholders and not for persons or entities who engage in transactions that cause, or are designed to cause, aberrations in the price or trading volume of our common stock. Notwithstanding anything in the Plan to the contrary, we reserve the right, as determined in our sole discretion, to exclude any persons or entities from participation in the Plan at any time.

9.	How do you enroll in the Plan?

After reviewing this prospectus, eligible investors may join the Plan online or through the mail as indicated below.

A.New Investor – An interested investor may become a participant by making an initial investment of at least $500.00 but not more than $150,000.00 per calendar year by either:

•	completing the enrollment form included with this prospectus and sending it to the Plan Administrator at the address shown on the form, or
•	enrolling online through the Plan Administrator’s website at www.computershare.com/investor and following the instructions provided.

The initial investment can be paid by check, made payable to “Computershare – Spire,” in U.S. dollars drawn on a U.S. bank. When enrolling online, an investor can authorize a one-time bank debit to satisfy the minimum purchase amount or a one-time debit plus ongoing investments. After the initial minimum investment has been paid, the minimum cash purchase will be $50.00. Total cash purchases, including the initial minimum investment, may not exceed $150,000.00 per calendar year.

B.Shareholder of Record – A shareholder who owns our common stock registered in the shareholder’s name may become a participant in the Plan by either:

•	completing the enrollment form included with this prospectus and sending it to the Plan Administrator at the address shown on the form, or
•	enrolling online through the Plan Administrator’s website at www.computershare.com/investor and following the instructions provided.

Shareholders who enroll in the Plan can increase their ownership of our common stock through the automatic reinvestment of dividends received on our common stock or through the cash investment options.

C.Shareholder Who Holds Spire Common Stock Through a Broker, Bank or Other Nominee – A beneficial owner of our common stock whose shares are registered in a nominee name (e.g., broker, bank or other nominee) but who wishes to participate directly in the Plan with respect to some or all of the shareholder’s shares of our common stock should instruct the shareholder’s broker, bank or other nominee to register the requisite number of the shareholder’s shares of our common stock in the beneficial owner’s name. The beneficial owner should then:

•	complete the enrollment form included with this prospectus and send it to the Plan Administrator at the address shown on the form, or
•	enroll online through the Plan Administrator’s website at www.computershare.com/investor and follow the instructions provided.

If you do not wish to reregister shares you can participate in the same manner as a new investor.

10.	When can you join the Plan?

You may join the Plan at any time.

If you are enrolling for dividend reinvestment and the Plan Administrator receives your authorization form before the record date for the payment of the next dividend, the Plan Administrator will invest the amount of that dividend in additional shares of common stock. If your authorization form is received on or after the record date but before the payment date for a dividend, the dividend will be paid to you in cash and the dividend reinvestment will not start until payment of the following dividend.

If you are enrolling solely to make optional cash purchases, your participation in the Plan will begin on the first Investment Date (defined below) following the Plan Administrator’s receipt of your enrollment form and optional cash purchase so long as they are received at least two business days prior to the Investment Date. Otherwise, your investment will be made on the next Investment Date. See question 23 for a description of Investment Dates.

11.	What participation options are available in the Plan?

The enrollment form offers you the following participation options:

•

Full dividend reinvestment – Dividends on all shares of our common stock registered in your name or held in your Plan account will be automatically applied to the purchase of additional shares of our common stock for your Plan account.

•

Partial dividend reinvestment – The Plan Administrator will reinvest the dividends on the number of shares of our common stock registered in your name or held in your Plan account that you designate to purchase additional shares of our common stock. Any cash dividends not reinvested will be paid to you by check or direct deposit.

•

No dividend reinvestment – If you want to use the Plan only for its share safekeeping feature, you may choose to have dividends on all shares registered in your name or held in your Plan account paid to you by check or direct deposit. Also, you can make cash deposits for the purchase of additional shares without reinvesting dividends on shares registered in your name. For more details on making optional cash purchases, see question 20.

NOTE: The Plan Administrator will continue to reinvest your dividends as indicated on your enrollment form until you specify otherwise. You may change your dividend option at any time by completing a new enrollment form and returning it to the Plan Administrator, or through the Internet if you have established online account access at www.computershare.com/investor.

12.	How may a participant change investment options under the Plan?

You may request a change of investment options at any time by completing a new enrollment form and returning it to the Plan Administrator, or through the Internet if you have established online account access on the Plan Administrator’s website. If you change your option with respect to reinvestment of dividends, the Plan Administrator must receive your new authorization before the record date for the next dividend payment for the change to be effective with respect to that dividend.

13.	What is the “share safekeeping” feature of the Plan?

You may use the Plan’s “share safekeeping” feature to deposit any of our common stock certificates in your possession with the Plan Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to your Plan account. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to the Plan Administrator at the address provided in question 3. You should not sign the certificate(s) or complete the assignment section. There is no charge for this service. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Because you bear the risk of loss when sending stock certificates through the mail, we suggest that you send them registered and insured for at least 3% of the current market value.

COSTS

14.	What are the costs to participate in the Plan?

When we elect to use open market purchases, a per share purchase fee will be charged to participants for those transactions. The per share purchase fee will be deducted from the amount invested. This fee may change from time to time but, as of the date of this prospectus, it is $0.05 per share purchased.

There are no per share purchase fees charged when shares are acquired directly from us through original issuance.

New investors will incur a one-time $10.00 enrollment fee for their initial purchase of shares through the Plan. Purchases by automatic withdrawal from your bank account by electronic funds transfer may be charged a fee by your bank.

A service charge and per share sold fee will be charged if you sell shares from the Plan. These fees and charges can change from time to time. Please see “Costs to Participants” below for a list of fees and charges as of the date of this prospectus. Fees are subject to change at any time.

DIVIDENDS

15.	What are the dividend payment dates and record dates?

Generally, dividends on our common stock are payable on the second business day of January, April, July, and October, with record dates generally being on or about the preceding December 11, March 11, June 11, and September 11, respectively.

NOTE: The payment of dividends is at the discretion of our Board of Directors. The Board may discontinue the payment of dividends or change the amount and timing of dividends at any time without notice.

16.	What will happen to my dividends?

The Plan Administrator will automatically reinvest dividends in additional shares (currently to the sixth decimal point), or pay dividends in cash, in accordance with the option you have selected.

17.	When will dividends be reinvested?

Dividends that are reinvested will typically be used to purchase shares on a dividend payment date when they are purchased directly from us. Shares acquired by the Plan Administrator in the open market or through privately negotiated transactions will be purchased beginning with the dividend payment date and ending no later than the last trading day of that month. See question 20 for a description of how common stock may be purchased through the Plan.

18.	Can a participant’s dividends that are not reinvested be deposited directly to a bank account?

Yes. You can have your cash dividends not being reinvested paid directly to your bank for deposit. You will need to contact the Plan Administrator and request an authorization for electronic direct deposit form, complete the form and return it to the Plan Administrator. Be sure to include a voided check for checking accounts or a savings deposit slip for savings accounts. If your shares of our common stock are jointly owned, all owners must sign the form. You may also register to have your dividends directly deposited online through the Investor Center section of the Plan Administrator’s website, www.computershare.com/investor.

19.	What happens if your dividends are subject to income tax withholding?

If your dividends are subject to United States income tax withholding, the Plan Administrator will first deduct the amount necessary for any tax withholding and then apply the net remaining amount of your dividend to the purchase of our shares of common stock.

OPTIONAL CASH PURCHASES

20.	How are optional cash purchases made?

You may make optional cash purchases by choosing among the following three options:

•

Check Investment. You may make optional cash purchases by sending to the Plan Administrator a check for the purchase of additional shares. The check must be made payable to “Computershare – Spire”, drawn on a U.S. bank and payable in U.S. dollars. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. All checks should be sent to the Plan Administrator, at the address listed on the tear-off form attached to each statement you receive, or, if making an investment when enrolling, with the enrollment form to the address provided in question 3. The Plan Administrator will not accept money orders, traveler’s checks, cash or third-party checks.

•

Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option online at www.computershare.com/investor or by completing and returning an automatic debit enrollment form, along with a voided blank check or a checking or savings account deposit slip. Please allow four to six weeks for the first investment to be initiated. If you elect to make monthly investments through automatic withdrawals from your bank account, your bank account will be debited on the 25th of each month. If the 25th of the month is not a business day, then your account will be debited on the next business day.

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying the Plan Administrator. You may change the amount of or terminate the automatic monthly withdrawal of funds at any time by going towww.computershare.com/investor or by completing and submitting a new automatic debit enrollment form. To be effective for a particular month, the Plan Administrator must receive your request at least seven business days prior to the applicable debit date.

•

Online Investments. You may make optional cash purchases online through the Plan Administrator’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

Interest will not be paid on amounts held pending investment.

21.	How are payments with “insufficient funds” handled?

If any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void. The Plan Administrator will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell those shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a charge for any check or other deposit that is returned unpaid by your bank which charge is $35.00 as of the date of this prospectus. This fee will be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

PURCHASES

22.	How are shares of common stock purchased?

At our sole discretion, and consistent with applicable securities laws, shares purchased under the Plan may be purchased:

•directly from us as newly issued common stock; or

•through open market or privately negotiated purchases of common stock.

23.	When are the Investment Dates for using optional cash purchases to purchase common stock?

Optional cash purchases received by the Plan Administrator will be invested as soon as practicable, generally not later than five business days after they are received by the Plan Administrator (the Investment Date). Shares acquired in the open market or through privately negotiated transactions using optional cash purchases will be purchased beginning on the relevant Investment Date and ending no later than 35 days after the relevant Investment Date. See question 24 for information on the price at which the shares are purchased.

24.	What is the price of the shares purchased under the Plan?

If the shares are purchased from us, the price per share will be the average of the high and low sales prices for the common stock on the relevant Investment Date as shown by the NYSE report of composite transactions.

If shares are purchased through open market or privately negotiated transactions, the Plan Administrator may combine Plan participant purchase requests with other purchase requests received from other Plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by the Plan Administrator’s broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments, or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Plan Administrator’s broker on that Investment Date. Neither you nor we will have any power or authority to direct the time or price at which shares may be purchased or the selection of a broker or dealer through or from whom purchases are to be made.

The purchase price for shares purchased for dividend reinvestment or for optional cash purchases will be calculated in the same way.

25.	How many shares will be purchased?

The number of shares you purchase will depend upon:

•	the amount of your dividends payable;
•	whether full or partial reinvestment has been selected;
•	whether shares are purchased from us or on the open market; and
•	the market price of the common stock.

The total amount to be invested will be used to purchase as many full and fractional shares (currently up to six decimal places) as can be purchased at the purchase price. Since the purchase price cannot be calculated until the stock is purchased, you may not request the purchase of a specific number of shares. Where dividends are payable to foreign participants subject to income tax withholding or to Plan participants subject to backup withholding, only the remainder of the dividends after the withheld amount is deducted will be reinvested in additional shares. See question 19 for information about tax withholding.

REPORTS

26.	What reports will participants receive?
•

Account statements. You will receive statements after each transaction in your account. Each account statement will show the amount of cash invested, where applicable; the amount of dividends reinvested; the purchase or sale price; the number of shares purchased or sold and any applicable fees; and any activity associated with share deposits, transfers or withdrawals. For market order sales, the time of sale will be provided.

•

Shareholder communications. You will receive copies of the same communications sent to all other holders of our common stock. If applicable, you may consent to receive such material electronically over the Internet. Thus, instead of receiving material through the mail, you will receive an electronic notice through e-mail regarding the availability of Spire materials online and instructions regarding how to view and act on them.

•

Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any Plan shares. See question 37, “Tax Consequences,” below.

These statements are your continuing record of cost information and should be retained for tax purposes. You will need this information when you sell or transfer the shares in a taxable transaction. See question 37 for information about the tax consequences of participants in the Plan.

NOTE: Please make sure that your address in our records stays current. Each state has unclaimed property laws that typically specify that if an account owner is “lost” during any three-year period, the property in the account may be deemed “abandoned.” Under some states’ laws, your shares may be deemed “abandoned” if you do not vote your shares, the Plan Administrator does not receive contact from you, or information regarding your account becomes undeliverable. The Plan Administrator will adhere to state law that requires property that has been deemed “abandoned” to be transferred as unclaimed property to the state of the owner’s last known residence.

DIRECT REGISTRATION

27.	What is direct registration?

We participate in DRS. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•eliminate the risk and cost of storing certificates in a secure place;

•eliminate the cost associated with replacing lost, stolen or destroyed certificates; and

•move shares electronically to your broker.

28.	How do I take advantage of the DRS?

Any future share transactions will be issued in book-entry DRS form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you are currently holding into book-entry form. See question 13 for information about “Share Safekeeping.” There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s).

29.	Can I have my shares electronically transferred?

Yes. You may choose to have a portion or all of your book-entry or Plan shares delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

CERTIFICATES

30.	Are certificates issued for shares purchased?

No. Certificates for shares of common stock purchased under the Plan will not be issued. Instead, shares will be held by the Plan Administrator in book-entry form and credited to your Plan account. This procedure protects against loss, theft or destruction of stock certificates and permits the ownership of fractional shares by participants.

At any time, certificates for any number of whole shares credited to your account under the Plan will be issued upon your request to the Plan Administrator. There is a $25 fee for certificate issuance. You may also request that any number of whole shares credited to your Plan account be issued to you in book-entry form through DRS. All certificates or direct registration shares will be issued in the account holder’s name. Any remaining whole shares and fraction of a share will continue to be credited to your Plan account.

Fractional share interests will not be issued in certificate or direct registration form under any circumstances.

Shares held in your Plan account may not be pledged. If you wish to pledge your shares, you must request that a certificate or direct registration for those shares be issued in your name.

31.	What if my certificate is lost, stolen, or destroyed?

We encourage you to search diligently for lost certificates. Stock certificates are valuable and can be expensive to replace if lost, stolen or otherwise destroyed. If, after your diligent search, you are still unable to locate the certificate, please contact the Plan Administrator to report the loss. A stop code will then be placed on the lost certificate to prevent any future transactions involving those shares. You will be mailed the necessary instructions and paperwork to have the certificates replaced. Once the Plan Administrator receives your completed documentation and fees, the shares will be replaced and put into a book-entry DRS account in your name.

SALE OF SHARES

32.	How do I sell shares from my Plan account?

You can sell some or all of the shares held in your Plan account by contacting the Plan Administrator. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled. The Plan generally supports the sales options set forth below, however all sales options may not be available at all times.

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-884-4225. Market order sale instructions received by the Plan Administrator during market hours are final and cannot be stopped or cancelled. If you request to cancel a market order placed outside of market hours, the Plan Administrator will use commercially reasonable efforts to honor the request. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or contact us at 1‑800-884-4225. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request.

Market order sale requests received at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25.00 and a processing fee of $0.12 per share sold.

•

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available by calling the Plan Administrator directly at 1-800-884-4225 or in writing. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling program participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $25.00 and a processing fee of $0.12 per share sold.

•

Day Limit Order: A day limit order is an order to sell shares when and if the stock reaches a specific price on a specific day. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of shares being sold and current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange; by the Plan Administrator at its sole discretion; or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by telephone. There is a service charge of $25.00 and a processing fee of $0.12 per share sold for a day limit order sale.

•

Good-Til-Cancelled (“GTC”) limit order: A GTC limit order is an order to sell shares when and if the stock reaches a specific price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange; by the Plan Administrator at its sole discretion; or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by telephone. There is a service charge of $25.00 and a processing fee of $0.12 per share sold for a GTC limit order sale.

•

General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. All sale instructions are final when the Plan Administrator receives them. Your sale instructions cannot be stopped or cancelled. The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that additional supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares are sold under the Plan and no one, other than the Plan Administrator, will select the broker through whom sales are to be made.

TRANSFER OF SHARES

33.	Can I transfer or gift my shares?

Yes. You may transfer all or any portion of the shares held in your Plan account to another person or entity by gift, private sale, or otherwise. To transfer shares, please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Computershare Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.

TERMINATION OF PLAN ACCOUNT

34.	How do I terminate participation in the Plan?

You may terminate participation in the Plan at any time by selling all shares in your Plan account, or requesting a certificate for, or DRS book-entry registration of, a specific number of shares and selling the remaining shares in your Plan account. If you request a withdrawal from the Plan and provide no other direction, all whole shares will be converted to DRS book-entry and a check will be issued for the net proceeds of any fractional share. The net proceeds will be based upon the current market price of the common stock, less any service charge, any applicable processing fees and any other costs of sale.

Your request for withdrawal should be sent to the Plan Administrator at the address indicated in question 3. Generally, your withdrawal will take effect when the notice is received by the Plan Administrator. If your request is received near a dividend record date, and your dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. If the dividends are reinvested, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

After your withdrawal, all cash dividends will be paid by check to you unless you re-enroll in the Plan and elect to reinvest the dividends. See questions 8-13 regarding eligibility to participate and how to enroll in the Plan.

You may request in the notice of withdrawal that all of the shares, both whole and fractional, in your Plan account be sold. See question 32 for information on selling shares. Upon withdrawal from the Plan, any un-invested optional investments will be returned to you.

35.	What happens when a participant is no longer able to participate in the Plan as a result of death or adjudicated incompetence?

Upon receipt by the Plan Administrator from proper authority of notice of a participant’s death or incompetence, the Plan Administrator will treat the participant as having withdrawn from the Plan. If written notice of the event is received by the Plan Administrator later than the dividend record date, shares will be purchased for the participant with the related cash dividend and participation in the plan will not terminate until after the dividend has been reinvested. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares will be made for the participant’s Plan account and the participant’s shares and any cash dividends paid on them will be retained by the Plan Administrator until such time as that participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive payments.

36.	How can participation in the Plan be terminated by Spire?

At its discretion, we may instruct the Plan Administrator to close a Plan account that contains less than one share of our common stock. In such a case you will receive a check for the fractional share based on the then-current market price of our common stock, less any service and processing fees. The check for the net sale proceeds will be mailed to your address on record.

We reserve the right to deny, suspend or terminate participation by a shareholder who we determine is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing and will continue to safekeep your shares but will not accept optional cash purchase or reinvest your dividends.

Additionally, we reserve the right to terminate a participant’s enrollment if we deem it advisable under any state or foreign laws or regulations.

TAX CONSEQUENCES

37.	What are the tax consequences of participating in the Plan?

You are advised to consult your own tax or financial advisor with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U.S. withholding laws). The following summary of certain U.S. federal income tax consequences is not a comprehensive summary of all tax considerations that may be relevant to participation and is for general information only.

Your dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes just as if you actually received them in cash. You will receive from the Plan Administrator an Internal Revenue Service (“IRS”) Form 1099-DIV indicating the amount of dividends paid to you during the year, whether or not they are reinvested, shortly after the end of the year.

You will not realize a gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you realize from the sale of the shares and your tax basis in those shares.

Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on your holding period for the shares. In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements.

Your tax basis in shares acquired through the Plan, whether with reinvested dividends or with cash payments, will generally equal the amount paid for the shares, including any brokerage fee or commission. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your account.

Dividends on your shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax (currently at a rate of 28%) unless you provide a properly completed IRS Form W-9 to the Plan Administrator. If you have not provided an IRS Form W-9 to the Plan Administrator, you may obtain one from the Plan Administrator. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. Any amount withheld as backup withholding tax will be allowable as a refund or credit against your U.S. federal income tax liability. Dividends paid on shares held in the Plan for participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax (currently at a rate of 30%). The withholding tax may be reduced or eliminated by treaty between the U.S. and the country in which the Plan participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

The federal income tax discussion set forth above is included for general information only. You should consult your tax advisor with respect to the tax consequences of participation in the Plan and the sale of shares under the Plan.

OTHER INFORMATION

38.	What happens if we issue a stock dividend or declare a stock split?

Any shares of our common stock resulting from a stock dividend or stock split paid on shares in your Plan account will be credited to your Plan account. You may request a certificate or DRS book-entry registration at any time for any or all of your shares. See question 30 for information about the issuance of certificates for shares purchased.

If we make a distribution on shares in a form other than cash or shares of our common stock, you will receive the distribution in kind.

39.	How will your shares be voted at shareholder meetings?

We will provide you with a proxy card to vote all of your shares held in the Plan on the record date for the meeting. You may also vote by telephone or the Internet by following the directions on the proxy card. The shares will be voted in the manner you direct in the proxy card, by phone or by Internet. If you do not return the proxy card, vote by phone or by Internet, or vote in person at the meeting, your shares will not be voted.

40.	Who interprets and regulates the Plan?

We have the sole right to interpret and regulate the Plan.

SPIRE INC.
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
Fee Schedule*
Effective June 14, 2017

COSTS TO PARTICIPANTS

Initial Enrollment Fee	$10.00 (one-time charge, per account, for first-time investors)
Purchase of Shares (if purchased in the open market) (through reinvestment or optional cash purchases via check, one-time online bank debit or automatic withdrawal)	$0.05 per share purchased (includes brokerage fees and commissions)
Market Order Sale of Shares* Service fee Processing fee (includes any brokerage commission the Plan Administrator is required to pay)	$25.00 per transaction $0.12 per share
Batch Order Sale of Shares* Service fee Processing fee (includes any brokerage commission the Plan Administrator is required to pay)	$15.00 per transaction $0.12 per share
Day Limit Order Sale of Shares* Service fee	$25.00 per transaction $0.12 per share
Good-Til-Cancelled Limit Order Sale of Shares*	$25.00 per transaction $0.12 per share
Sale and certificate issuance requests processed over the telephone by a customer service representative will entail an additional transaction fee of $15.00
Deposit of Certificates/Safekeeping	No Charge
Certificate Issuance	$25.00
Book to Book Transfers	No Charge
Minimum Optional Cash Purchases Minimum initial investment by non-registered holders Minimum investment by existing registered holders	$500.00 $50.00
Maximum Optional Cash Purchase Maximum amount per calendar year by holders	$150,000.00
Returned Checks or Failed Automatic Withdrawal	$35.00
Duplicate Copies of Account Statements for Prior Years	$10.00 per year requested

____________

Fees are subject to change at any time. Contact Computershare at 1-800-884-4225 to obtain current fee information.

*The Plan Administrator will deduct applicable fees from the proceeds of a sale.

USE OF PROCEEDS

If we issue shares of our common stock for purchases under the Plan, we will use the proceeds, excluding any transaction fees, from the sale of such shares for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in marketable securities. If shares are purchased by the Plan Administrator in the open market or in privately negotiated transactions, we will not receive any proceeds. As of the date of this prospectus, we are unable to estimate the amount of proceeds.

LEGAL MATTERS

Mark C. Darrell, our Senior Vice President, Chief Legal and Compliance Officer, will pass upon the validity of the common stock issued by us under the Plan. Mr. Darrell is a salaried employee and earns stock-based compensation on our common stock. As of March 31, 2020, Mr. Darrell beneficially owned 55,579 shares of our common stock as well as an additional 1,260 shares of phantom stock. Pursuant to various stock and employee benefit plans, Mr. Darrell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock and may elect to defer awards of restricted stock into his deferred income plan in the form of phantom stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses of issuance and distribution of the securities being registered, other than discounts and commissions, are as follows:

Amount to be Paid
Securities and Exchange Commission registration fees (1)	$1,642
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Printing costs	1,000
Total	$32,642
(1) We have offset a portion of the registration fee pursuant to Rule 415(a)(6) under the Securities Act.

Item 15. Indemnification of Directors and Officers.

The General and Business Corporation Law of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such a person against judgments and fines, and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for proper expenses.

Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in defense of any such action, suit, or proceeding or of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the action, suit, or proceeding.

The statute also provides that a corporation may provide additional indemnification to any person indemnifiable as described above, provided such additional indemnification is authorized by the corporation’s articles of incorporation or shareholder-approved bylaw or agreement, and provided further that no person shall be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant’s articles of incorporation provide that it shall indemnify each of its directors and officers to the full extent permitted by The General and Business Corporation Law of Missouri and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of the act that such director or officer is or was serving the Registrant, or at its request, in any of the capacities referred to in The General and Business Corporation Law of Missouri, or arising out of such person’s status in any such capacity, provided that the Registrant shall not indemnify any person from or on account of such person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law. The Registrant’s articles also allow it to indemnify any other person as permitted by The General and Business Corporation Law of Missouri.

The Registrant has also entered into indemnification agreements with each of its directors and officers that (1) provide for the indemnification of each such director and officer to the extent provided for by the Registrant’s articles of incorporation as described above and (2) state that the indemnification provided thereunder shall survive the elimination or modification of the Registrant’s articles of incorporation with respect to claims that have arisen prior to such elimination or modification.

The Registrant’s articles further provide that no present or former director shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of an illegal dividend as provided in Section 351.345 of The General and Business Corporation Law of Missouri, or (iv) for any transaction from which the director derived an improper personal benefit. To the extent that The General and Business Corporation Law of Missouri is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the full extent permitted by The General and Business Corporation Law of Missouri as so amended.

The Registrant has obtained insurance protecting the officers and directors against certain liabilities.

The rights of indemnification provided for above are not exclusive of any other rights of indemnification to which the persons seeking indemnification may be entitled under the Registrant’s articles of incorporation or bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
3.1	Spire Inc.’s articles of incorporation, as amended, filed as Exhibit 3.1 to the Company’s Form 8-K filed May 3, 2016, incorporated herein by reference.
3.2	Spire Inc.’s bylaws, as amended, filed as Exhibit 3.2 to the Company’s Form 8-K filed May 3, 2016, incorporated herein by reference.
5.1	Opinion of Mark C. Darrell.
23.1	Consent of Mark C. Darrell (contained in opinion referenced as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.

For all documents incorporated by reference, our SEC file number is 1-16681.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on June 9, 2020.

SPIRE INC.

By: /s/ Suzanne Sitherwood
Suzanne Sitherwood President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Suzanne Sitherwood	Director, President and Chief Executive Officer	June 9, 2020
Suzanne Sitherwood	(Principal Executive Officer)

/s/ Steven P. Rasche	Executive Vice President and Chief Financial Officer	June 9, 2020
Steven P. Rasche	(Principal Financial & Principal Accounting Officer)

*	Director	June 9, 2020
Mark A. Borer

*	Director	June 9, 2020
Maria V. Fogarty

*	Director	June 9, 2020
Edward L. Glotzbach

*	Director	June 9, 2020
Rob L. Jones

*	Director	June 9, 2020
Brenda D. Newberry

*	Director	June 9, 2020
Stephen S. Schwartz

*	Director	June 9, 2020
John P. Stupp, Jr.

*	Director	June 9, 2020
Mary Ann Van Lokeren

*By: /s/ Ellen L. Theroff

Ellen L. Theroff

As Attorney-in-Fact for each of the persons indicated